Exhibit 99.1

Aimco Confirms It Received a Conditional Non-Binding Indication of Interest That is Grossly Inadequate and Will Proceed with the Separation of AIR and Aimco

DENVER—(BUSINESS WIRE)—Apartment Investment and Management Company (NYSE: AIV) (“Aimco”) confirmed that it received a conditional non-binding indication of interest to purchase Aimco. Aimco announced that its board of directors unanimously determined the proposal is grossly inadequate and not in the best interest of Aimco and its stockholders, and that Aimco will proceed with the previously announced separation of Aimco and Apartment Income REIT Corp. (“AIR”). Aimco further stated that it does not intend to make any additional comments on this matter unless and until it deems further disclosure is required.

As previously announced, the expected separation of AIR from Aimco through a pro rata distribution (the “REIT Distribution”) of one share of Class A common stock of AIR for every one share of Class A common stock of Aimco is expected to be completed prior to trading hours on December 15, 2020. Aimco noted that its stockholders prior to the REIT Distribution will own both Aimco and AIR after the REIT Distribution, that the REIT Distribution is expected to unlock significant shareholder value, and that each of Aimco and AIR will be able to pursue additional opportunities after the REIT Distribution to further increase shareholder value.

About Aimco

Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located throughout the United States. Aimco is one of the nation’s largest owners and operators of apartments with 125 communities in 17 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol “AIV” and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations, including, but not limited to the anticipated timing of the separation. In addition, we may not complete the separation at all. We caution investors not to place undue reliance on any such forward-looking statements.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained.

Matt Foster

Director, Investor Relations

(303) 793-4661

investor@aimco.com

Source: Apartment Investment and Management Company

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